UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 29, 2008

PHARMACOPEIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50523	51-0418085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

PO Box 5350, Princeton, New Jersey	08543-5350
(Address of principal executive offices)	(Zip Code)

(609) 452-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05   Costs Associated with Exit or Disposal Activities

On May 29, 2008, Pharmacopeia, Inc. (the “Company”) reduced its workforce by approximately 15 percent through attrition and termination of positions.  This action was part of the Company’s overall plan to focus its efforts on, and allocate a greater share of its resources to, the Company’s clinical and later-stage discovery programs.  The Company notified the 22 affected employees of their termination dates, twenty of which are as of May 30, 2008, and two of which are as of July 31, 2008.  The Company expects to record a charge of approximately $800,000 in the second quarter of 2008 in connection with the severance provided to employees directly affected by the workforce reduction.  Substantially all of the restructuring charge will result in future cash expenditures.   Although the Company believes that its estimates are appropriate and reasonable based on available information, actual results could differ from these estimates.

The Company also plans to decrease other expenses through improved operational efficiencies and increased financial discipline.  As a result of the workforce reduction described above and the anticipated decrease in these expenses, the Company expects its fiscal year 2009 annual operating expenditures to decrease by at least $10 million.

The Company’s press release dated May 30, 2008 related to the announcement is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit
Number

	99.1	Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACOPEIA, INC.

By:	/s/ Brian M. Posner
Brian M. Posner, Executive Vice President,
Chief Financial Officer and Treasurer

Date: May 30, 2008